Exhibit 99.1

LAKELAND BANCORP ANNOUNCES PRICING OF $75 MILLION OF 5.125% SUBORDINATED NOTES

Oak Ridge, NJ—September 30, 2016. Lakeland Bancorp, Inc. (NASDAQ: LBAI) (“Lakeland Bancorp” or the “Company”), the parent company of Lakeland Bank, announced the closing of the offering of $75 million of its Fixed-to-Floating Rate Subordinated Notes due September 30, 2026 (the “Notes”). The Notes will bear interest at a rate of 5.125% per annum from the date of issuance to but excluding September 30, 2021, and from and including September 30, 2021 through maturity or earlier redemption, the interest rate will reset quarterly to the then current three-month LIBOR rate plus 397 basis points.

The Company intends to use the net proceeds from this offering for general corporate purposes and investments in Lakeland Bank as regulatory capital.

Keefe, Bruyette & Woods, A Stifel Company, acted as book-running manager and Sandler O’Neill + Partners, L.P. acted as the co-manager for the Notes offering.

The Notes have been issued pursuant to an effective shelf registration statement (File No. 333-203408) (including a base prospectus), and a final prospectus supplement filed with the Securities and Exchange Commission (the “SEC”).

Copies of the prospectus supplement and accompanying base prospectus relating to the Notes offering can be obtained without charge by visiting EDGAR on the SEC’s website at www.sec.gov, or may be obtained by contacting Keefe, Bruyette & Woods, A Stifel Company, at 787 Seventh Avenue, Fourth Floor, New York, NY 10019 or by telephone at 1-800-966-1559.

About the Company

Lakeland Bancorp has approximately $4.8 billion in total assets and operates 53 New Jersey branch offices in Bergen, Essex, Morris, Ocean, Passaic, Somerset, Sussex and Union counties, five New Jersey regional commercial lending centers in Bernardsville, Jackson, Montville, Teaneck and Waldwick, and two commercial loan production offices serving Middlesex and Monmouth counties in New Jersey and the Hudson Valley region of New York. Lakeland Bank offers an extensive array of consumer and commercial products and services, including online and mobile banking, localized commercial lending teams, and 24-hour or less turnaround time on consumer loan applications. For more information about the full line of products and services, visit LakelandBank.com.

Disclaimer About This Release

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the Notes is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This communication contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Lakeland Bancorp does not assume any obligation for updating any such forward-looking statements at any time.

Contact:

Lakeland Bancorp, Inc.:

Thomas J. Shara

President & CEO

Joseph F. Hurley

EVP & CFO

973-697-2000